UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

ECOTALITY, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6821 E. Thomas Road
Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:		(480) 219-5005

_________________________
(Former Name or Former Address, if Changed Since Last Report)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On February 15, 2007, the Registrant entered into a Settlement Agreement and Release (the “Settlement”) with Howard A. Foote (“Foote”), Elliott Winfield (“Winfield”) and Universal Power Vehicles Corporation (“UPV”) to settle and resolve all known disputes and uncertainties between them related to all agreements and contracts entered in heretofore concerning the fuel cell intellectual property and technology.

In accordance with the Settlement, Foote, Winfield and UPV (collectively, the “Parties”) confirm the assignment, transfer and conveyance of all right, title and interest in and to the electric power cell and reactor technology being developed by the Registrant.  Further to this, for a period of two (2) years from the effective date of the Settlement, the Parties are prohibited, without the prior written consent of the Registrant, from directly or indirectly, participating in any business in competition with the Registrant or from engaging in any business activities that are the same or substantially similar to the Registrant’s business activities during the terms Foote and Winfield were employed by, or were affiliated with, the Registrant.

In consideration, the Registrant agreed to pay to the Parties cash in the amount of $600,000.  Additionally, the Parties are to receive common stock in the aggregate amount of 1,500,000 shares.

On February 15, 2007, Harold Sciotto, an officer and director of the Registrant, entered into an escrow agreement with Foote and Winfield (“Recipients”), jointly (“2007 Escrow”), which cancels and supersedes separate prior escrow agreements entered into with each of Foote and Winfield, individually, on February 15, 2006 (“2006 Escrow”).  The 2006 Escrow provided for the potential issuance of an aggregate of 40,000,082 shares (the “Escrow Stock”) to the Recipients, upon the achievement of certain performance standards, as set forth in said 2006 Escrow.  The 2007 Escrow provides for: (1) the immediate release of 1,500,000 shares of the Escrow Stock to the Recipients; (2) the immediate release from escrow and return to Harold Sciotto of 32,500,000 shares of Escrow Stock; and (3) the immediate release of 6,000,000 shares of Escrow Stock from escrow and delivery to the Registrant for cancellation.

ITEM 5.02 DEPARTURE OF DIRECTORS

In compliance with a condition of the Settlement described herein, Howard Foote resigned as a Director of the Registrant, effective February 15, 2007.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Name and/or Identification of Exhibit

10	Settlement Agreement and Release

99	Escrow Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.
(Registrant)

Signature	Title	Date

/s/ Jonathan R. Read	President and CEO	February 20, 2007
Jonathan R. Read

/s/ Harold Sciotto	Secretary	February 20, 2007
Harold Sciotto

/s/ Barry S. Baer	Chief Financial Officer	February 20, 2007
Barry S. Baer

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